Exhibit 10.5

AMENDMENT OF AGREEMENT OF PURCHASE AND SALE

This Amending Agreement (this “Amendment”) dated as of the 1st day of June, 2021 (the "Effective Date"), is entered into

BETWEEN:	ALTERNATIVE MEDICAL SOLUTIONS INC. (hereinafter referred to as the "Vendor")

AND:	JUST IN TIME CAPITAL INC.
(hereinafter referred to as the "Purchaser")

WHEREAS by an agreement of purchase and sale dated December 22, 2020, between the Vendor, as vendor, and the Purchaser, as purchaser, as amended from time to time (the "Purchase Agreement"), the Purchaser agreed to purchase from the Vendor all the Vendor's right, title, estate and interest in and to the land and premises described as the Property in the Purchase Agreement;

AND WHEREAS on May 17, 2021, the Purchaser and the Vendor had agreed to extend the Closing Date (as defined in the Purchase Agreement) to June 4, 2021;

AND WHEREAS the parties hereto wish to amend the Purchase Agreement by further amending the Closing Date (as defined in the Purchase Agreement) on the terms and subject to the conditions set forth herein;

NOW THEREFORE in consideration of the sum of $10.00, the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Definitions. In this agreement, except as otherwise set forth herein, capitalized terms used and not defined in this Amendment shall have the respective meanings given to them in the Purchase Agreement.

2.            Amendments. The Purchase Agreement is amended, as of the Effective Date, as follows:

(a)          The Closing Date of the Purchase Agreement is hereby amended and changed to “30th day of June, 2021”.

(b)          The Purchaser hereby agrees to pay to the Vendor a further deposit in the amount of Fifty Thousand ($50,000.00) dollars to the Vendor (the "Additional Deposit"), payable to the Deposit Holder (as defined in the Purchase Agreement) on or by June 4, 2021.

(c)           The Purchaser and Vendor agree that the Deposit and the Additional Deposit (collectively, the "Deposits") shall be deemed non-refundable, and the Purchaser hereby authorizes the Deposit Holder to release the Deposits to the Vendor, upon receipt of the Additional Deposit. For clarity, notwithstanding the release of the Deposits by the Deposit Holder to the Vendor, the Deposits shall be credited to the Purchaser, towards the Purchase Price, on completion of the transaction contemplated in the Purchase Agreement.

3.            No Other Amendments; Time of the Essence. Except as amended in this Amendment, all other terms and conditions of the Purchase Agreement remain the same and unmodified and in full force and effect, and time continues to be of the essence.

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4.            Successor and Assigns. This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and assigns.

5.            Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6.            Governing Law. All matters arising out of or relating to this Agreement are] governed by and construed in accordance with the laws of the Province of Ontario, and the federal laws of Canada applicable in that Province.

7.            Entire Agreement. This Amendment constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

ALTERNATIVE MEDICAL SOLUTIONS INC.

Per:	/s/ Dominic Colvin
Dominic Colvin
President and CEO

I have authority to bind the corporation

JUST IN TIME CAPITAL INC.

Per:	/s/ Jit Lal Sharma
Jit Lal Sharma
President

I have authority to bind the corporation

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AGREEMENT OF PURCHASE AND SALE
(595 1ST STREET, HANOVER, ONTARIO)

THIS AGREEMENT is dated, for the purposes of reference, the 22nd day of December, 2020

BETWEEN:	ALTERNATIVE MEDICAL SOLUTIONS INC. , as vendor (hereinafter referred to as the "Vendor")

AND:	JUST IN TIME CAPITAL INC. , as purchaser
(hereinafter referred to as the "Purchaser")

ARTICLE ONE - THE OFFER

Section 1.01 The Property. The Vendor agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Vendor, on the terms and conditions set out in this Agreement, the lands and premises legally described in Schedule "A" attached hereto together with all chattels and fixtures located in the building(s) on the property as of the date of this Agreement (the "Property").

Section 1.02 The Closing Date. The closing of the transaction of purchase and sale contemplated by this Agreement (the "Closing") shall take place on the 28th day of May, 2021 (the "Closing Date").

Section 1.03 Possession on Closing. On the Closing Date, the Vendor shall deliver vacant possession of the Property to the Purchaser on Closing.

Section 1.04 Irrevocability. The offer to purchase the Property under this Agreement shall be irrevocable by the Purchaser until 11:59 PM on the 6th day of January, 2021, after which time, if not accepted, this offer shall be null and void.

ARTICLE TWO - PURCHASE PRICE

Section 2.01 Purchase Price. The purchase price (the "Purchase Price") for the Property shall be TWO MILLION ($2,000,000.00 CDN) dollars, which shall be payable as follows:

(a)	Deposit(s):

(i)	The Purchaser shall deliver to the Vendor the sum of FIFTY THOUSAND ($50,000.00) dollars (the "Deposit"), made payable to the Vendor's lawyer, in trust (the "Deposit Holder") within FIVE (5) Days of the Acceptance Date, as an initial deposit.

(ii)	The Deposit Holder shall hold the Deposit in trust on behalf of the parties, as their respective interests may appear and in accordance with Section 2.02 hereof, pending completion or termination of this Agreement and to be credited to the Purchase Price payable hereunder to the Vendor on completion of the transaction contemplated in this Agreement.

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(b)	Balance. The Purchaser shall pay the balance of the Purchase Price, subject to Adjustments, to the Vendor on completion of the transaction contemplated herein, with funds drawn from the Purchaser's lawyer's trust account in the form of a bank draft, certified cheque or wire transfer of immediately available funds using the Large Value Transfer System.

Section 2.02 Forfeiture of Deposit. If the transaction contemplated by this Agreement is not completed by reason of default by the Purchaser, then the Deposit including any interest accrued thereon become non-refundable, and the Vendor shall be entitled to retain the Deposit together with any interest accrued thereon, without limiting any other rights and remedies which it may have in law and in equity against the Purchaser. In the event the Purchaser does not deliver a Waiver Notice, or advises that it will not be doing so ("Non-Waiver Notice") prior to the Due Diligence Date, provided that the Purchaser is not in default, any Deposit shall be returned in full within five (5) business days after the earlier of: (i) the Due Diligence Date, (ii) or the date when such Non-Waiver Notice is provided. If the transaction is not completed by reason of default by the Vendor, the Deposit shall be returned to the Purchaser without limiting any other rights and remedies which it may have in law and in equity against the Vendor. The Deposit Holder is hereby authorized and directed to pay the Deposit to the Vendor or the Purchaser, as the case may be, in the circumstances described in this Section 2.02.

ARTICLE THREE - PURCHASER’S CONDITIONS

Section 3.01 Purchaser's Conditions. The obligation of the Purchaser to complete the transaction contemplated by this Agreement on Closing shall be subject to the following conditions:

(a)	Due Diligence Condition. On or before the 14th day of May, 2021 (the "Due Diligence Date") the Purchaser having conducted a site investigation and whatever searches and investigations the Purchaser, in its sole, absolute, subjective and unfettered discretion, deems advisable with respect to the Property and all matters relating to the Property, whether by, on behalf of, or in connection with, the Purchaser, or any related, associated, affiliated or contracted, persons or partners or representatives, including, without limitation, searches, investigations, opinions, proposals, inquiries, planning submissions, letters, emails and reports with respect to environmental, geotechnical, conservation limitations, engineering, parking, zoning, developability, marketing, feasibility, communications with consultants, city planners, and architects with respect to any proposed development of the Property, appraisal reports, architecture drawings or plans, serviceability and economic viability for its intended use of the Property, whether in draft or final, (collectively, the "Due Diligence Materials"), and the Purchaser being satisfied, in its sole discretion and unfettered discretion with the results of all such matters.

If the Purchaser is satisfied, in its sole, absolute, subjective and unfettered discretion, with the results of its investigations and due diligence review as aforesaid, it shall deliver written notice (a "Waiver Notice") to the Vendor or its lawyer to this effect on or before the Due Diligence Date. If no such notice is delivered to the Vendor or its solicitors as aforesaid, the Purchaser shall be deemed to have elected to terminate this Agreement and the Deposit shall be returned to the Purchaser in accordance with section 2.02.

Section 3.02 Vendor's Deliveries. Forthwith after the Acceptance Date, and in any event not later than three (3) business days thereafter (the "Deliveries Date"), the Vendor shall deliver to the Purchaser or make available for review by the Purchaser or the Purchaser's representatives, the following, but only to the extent they are in the possession or control of the Vendor (the "Vendor's Deliveries"):

(a)	any surveys or reference plans pertaining to the Property, draft or final, prepared by a qualified Ontario land surveyor;

(b)	copies of any engineering reports, audits and studies relating to the soil and structure of the Property;

(c)	copies of any reports relating to the environmental or physical condition of the Property;

(d)	copies of all existing work orders, notices, directives, or letters of non-compliance received by the Vendor from any governmental or other authority affecting the Property;

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(e)	any appraisal reports on the Property;

(f)	all authorizations to governmental authorities and all other authorities that the Purchaser may deem necessary or relevant, acting reasonably, to permit the Purchaser to obtain information from their files with respect to the Property, including an Authorization and Direction in the forms attached hereto at Schedule "B":

(g)	all relevant information and documentation regarding any and all litigation which, to the best of the Vendor's knowledge and belief, affect(s) or may affect the Property;

(h)	copies of the current and previous two years' property tax assessment notices for the Property;

(i)	copies of the current and previous two years' final property tax bills for the Property;

(j)	all other material and relevant information which is in the possession or control of the Vendor pertaining to the ownership, leasing, management, operation, financing or development of the Property;

(k)	all letters addressed to consultants, city planners, and architects of the Vendor who were previously involved in the redevelopment of the Property;

(l)	copies of all written service and maintenance contracts and the Vendor's certificate summarizing material terms or any oral service and maintenance contracts related to the Property, if any; and

(m)	copies of documentation relating to the zoning of the Property.

(n)	Vendor is to supply copy of mortgage payout

(o)	Vendor is to supply Town of Hanover municipal property tax certificate for the subject property.

In the event the Vendor's Deliveries are not provided to the Purchaser within the time provided for herein, the Conditional Date shall be automatically extended by the number of days that elapse until the Vendor completes the Vendor's Deliveries.

Section 3.03 Reliance Letters, Assignments, Delivery of Due Diligence Materials. Should the Purchaser, at its sole cost and expense, wish to have finalized or obtain reliance letters or assignments from any third-party consultant that has prepared a report that the Purchaser has received pursuant to Section 3.02 hereof, the Vendor shall cooperate with the Purchaser in its endeavours to obtain same. The Purchaser shall pay a reasonable deposit to the Vendor's solicitor, to be credited towards any efforts by or on behalf of the Vendor, should the Purchaser request such cooperation. Any costs or expenses associated with inquiring about or acquiring any reliance letter or assignment, including any costs or expenses incurred by the Vendor or the Vendor's solicitor, respecting same, shall be borne by the Purchaser and shall be paid forthwith upon delivery of an invoice. In the event that this Agreement is terminated or not completed for any reason other than a default by the Vendor, the Purchaser shall, upon the request of the Vendor, forthwith provide the Vendor with a list of all Due Diligence Materials, and the Due Diligence Materials themselves in their original form without restriction on their use or disclosure, and at the request of the Vendor shall assign or cause to be assigned to the Vendor, or as the Vendor may otherwise direct, all or part of the Due Diligence Materials, provided that in the event an assignment is not permitted the Purchaser shall assist the Vendor in obtaining, at the Vendor's sole cost and expense, reliance letters from any third party consultant that prepared such material.

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Section 3.04 Purchaser's Inspection. Following the Acceptance Date and prior to the Due Diligence Date, the Purchaser and its employees, contractors and agents may, upon two (2) days' written notice to the Vendor, enter upon the Property during normal business hours for the purpose of carrying out survey work, soil tests, engineering tests and any other work or inspection as the Purchaser may consider necessary, including, without limitation, a Phase I and/or Phase ll Environmental Site Assessment, provided however that the Purchaser shall:

(a)	indemnify and save harmless the Vendor from and against all costs, expenses, losses, claims, damages and/or liabilities arising from the Purchaser's inspections and testings of the Property;

(b)	promptly repair any damage resulting from any such inspections and testings;

(c)	fully comply with all laws, by-laws, ordinances, and regulations in connection with such inspections and testings;

(d)	shall not permit any inspections, investigations or other due diligence activities that results in liens, judgements or other encumbrances relating to the Property, whether registered or not (including, without limitation, work orders or deficiency notices), and shall, and its own expense, promptly and fully rectify the matter, including the discharge of any such liens or encumbrances; and

(e)	promptly following termination of this Agreement for any reason, provide the Vendor with copies of any inspection reports and studies prepared by third parties in connection with the Purchaser's inspections and due diligence.

ARTICLE FOUR - TITLE

Section 4.01 Title Search. The Purchaser shall be allowed until TEN (10) DAYS prior to Closing (the "Requisition Date"), to investigate the title to the Property, to satisfy itself that the title to the Property and such other property is free and clear of all encumbrances, and to submit any valid objections to title or encumbrances or requisitions with respect to compliance with work orders, zoning, fire, health, building and other off-title matters or matters relating to a survey.

Section 4.02 Title. Provided that the title to the Property is good and free from all registered restrictions, charges, liens and encumbrances except as otherwise specifically provided in this Agreement and save and except (a) any registered restrictions or covenants that run with the land providing that such are complied with; (b) any registered municipal agreements and registered agreements with publicly regulated utilities providing such have been complied with, or security has been posted to ensure compliance and completion, as evidenced by a letter from the relevant municipality or regulated utility; (c) any minor easements for the supply of domestic utility or telephone services to the property or adjacent properties; and (d) any easements for drainage, storm or sanitary sewers, public utility lines, telephone lines, cable television lines or other services which do not materially affect the use of the property. If within the time frame referred to in Section 4.01 any valid objection to title or encumbrances to the Property or to any such off-title matters is made in writing to the Vendor, which the Vendor is unable to remove or satisfy and which the Purchaser will not waive, then, at the option of the Purchaser, exercisable by written notice within five (5) days of receipt of the Vendor's notice that it is unable to remove or satisfy the Purchaser's objection (or within ten (10) days of the Purchaser's requisition, if the Vendor has not provided notice that it is able to remove or satisfy the Purchaser's objection), this Agreement shall, notwithstanding any intermediate acts or negotiations in respect of such objection or other requisition, be null and void and of no further force or effect whatsoever and the Deposit, together with all applicable interest, shall be returned to the Purchaser forthwith without penalty or deduction. The Vendor shall use its commercially reasonable efforts to satisfy all valid objections to title and other requisitions submitted by the Purchaser pursuant to this Section. Except for any valid objection to title or other requisition so made on or before the Requisition Date, any objection thereafter going to the root of title and any subsequent title matters, the Purchaser shall be deemed to have accepted the title to the Property.

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Section 4.03 Institutional Lender Discharge. In the event that the discharge of any mortgage or charge held by a chartered bank, trust company, credit union or insurance company which is not to be assumed by the Purchaser on Closing is not available in registerable form on the Closing Date, the Purchaser agrees to accept the Vendor's solicitor's undertaking to obtain, out of the closing funds, a discharge of charge/mortgage in registerable form and to register the same within a reasonable period of time after Closing; provided that on or before Closing, the Vendor shall provide to the Purchaser a mortgage statement prepared by the mortgagee addressed to the Purchaser setting out the balance required to obtain a discharge, together with a direction executed by the Vendor directing payment to the mortgagee of the amount required to obtain the discharge out of the balance due on Closing. Any discharge fees in the defeasance of any mortgage not assumed by the Purchaser, if applicable, shall be the sole cost of the Vendor and shall be paid at the time of discharge.

ARTICLE FIVE - REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.01 Vendor's Representations. The Vendor hereby represents and warrants to and in favour of the Purchaser that, to its knowledge, as of the Acceptance Date and as of the Closing Date:

(a)	the Vendor is the registered owner of the Property and has the full power and authority to transfer title to the Property to the Purchaser in accordance with the terms of this Agreement;

(b)	the Vendor is not and will not be at the Closing Date a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada);

(c)	none of the execution and delivery of this Agreement, the performance of the Vendor's obligations under this Agreement, or the completion of the transactions contemplated by this Agreement, will result in or constitute a breach of any term or provision of, or constitute a default under, the articles or by-laws of the Vendor or any agreement or other commitment to which the Vendor is a party;

(d)	if applicable, the Vendor is a corporation existing and governed by the laws of Ontario and has the necessary authority, power and capacity to own the Property, to enter into this Agreement and to carry out and deliver the documents and transactions contemplated herein on the terms and conditions herein contained;

(e)	if applicable, the Agreement and the obligations of the Vendor hereunder, and the documents and transactions contemplated herein have been duly and validly authorized by all requisite corporate proceedings;

(f)	the Property is not now and shall not be at the Closing Date subject to any claim for a lien pursuant to the Construction Act (Ontario) arising as a result of the supply of services or materials to an improvement of the Property for the Vendor or its contractors or subcontractors;

(g)	there are no material actions, suits or proceedings commenced or pending against or affecting the Vendor in relation to the Property or the occupancy or use of the Property by the Vendor;

(h)	no notice has been received by the Vendor regarding the Property which remains outstanding from any governmental or quasi-governmental authority relating to any work order, deficiency or non-compliance with any zoning by-laws, environmental protection legislation or other regulations;

(i)	neither the Property nor any part of the Property has been expropriated and there are no existing, or, to the knowledge of the Vendor, contemplated expropriation proceedings or other similar public or private proceedings affecting the Property or any part of the Property;

(j)	to the best of the Vendor's knowledge and belief, except as otherwise disclosed to the Purchaser, in writing, the Vendor is not aware, after due inquire, including with its senior management and environmental consultants, of any environmental matters or hazardous substances affecting the Property;

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(k)	there are no service or maintenance contracts that shall bind the Purchaser after Closing;

(l)	the Property is not and, prior to Closing, shall not be restricted by or subject to any interest contemplated in the Family Law Act (Ontario); such restrictions/interests shall include, without limitation, designation of part or all of the Property as a "matrimonial home" thereunder; and

(m)	there are no options to purchase or rights of first refusal to purchase with respect to the Property or any part thereof that have not expired or been waived.

ARTICLE SIX - PLANNING APPLICATIONS

Section 6.01 Planning Applications. Following the Acceptance Date, the Purchaser shall be entitled, if it elects to do so in its sole discretion, to submit to relevant authorities, such applications for site plan approval or rezoning of the Property (including any required amendments to the Official Plan) that may be required by the Purchaser with respect to the Purchaser's intended residential development of the Property (collectively, the "Planning Applications"), provided that:

(a)	all costs associated therewith shall be borne by the Purchaser;

(b)	the Purchaser shall forthwith inform the Vendor of and when each and any of the Planning Applications, including amendments thereto, are made by the Purchaser and shall forthwith deliver true and complete copies of same to the Vendor;

(c)	the Purchaser shall indemnify and save harmless the Vendor from all claims or suits brought against the Vendor in the Vendor's capacity as owner of the Property as a result of the Planning Applications made by the Purchaser;

(d)	no registrations or encumbrances are made on or in respect of the title of the Property in connection with or arising out of the Planning Applications made by the Purchaser until Closing has occurred;

(e)	any acts of the Purchaser as a representative or agent of the Vendor are null and void unless the Vendor has provided written consent; and

(f)	the Vendor must be a recipient of any application or other document or materials, and any correspondence relating to same, where the Purchaser holds itself out as a representative or agent of the Vendor. The Vendor's contact information is provided in Section 7.06.

Section 6.02 Vendor Cooperation. The Vendor, shall execute any documents necessary to permit the Purchaser to make the Planning Applications and is willing to authorize the Purchaser to act as its agent in making such applications on its behalf provided that: (i) the Purchaser is not in default of any term or condition of this Agreement; (ii) the Vendor has provided written consent; and (iii) the Vendor is a recipient of each application or other document or materials, and any correspondence relating to same. The Purchaser shall be responsible for all costs relating to the Planning Applications, including the cost of complying with any conditions that are imposed by any relevant authority in respect to same, and, in the event a Waiver Notice is not provided, or a Non-Waiver Notice is provided, all costs for withdrawal, termination or removal of any Planning Applications or conditions affecting the property as a result of the Purchaser's efforts, and which shall be withdrawn, terminated, removed or restored forthwith unless requested otherwise, in writing, by the Vendor. The Purchaser shall forthwith inform and provide copies of any Due Diligence Materials at the time of their receipt or preparation, including correspondence or materials relating to any matter for which the Purchaser is acting, or representing itself, as an agent of the Vendor. The Purchaser, if acting or representing itself as an agent to a third party, shall disclose the name and contact information of the third party to the Vendor and inform the third party in writing of the provisos in Section 6.01(a) to (f) and 7.06.

Section 6.03 Intentionally Deleted.

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ARTICLE SEVEN - MISCELLANEOUS

Section 7.01 Confidentiality and Non-Disclosure. The Purchaser acknowledges and agrees:

(a)	that the information contained in this Agreement, including any documents obtained, received, delivered or produced in relation to this transaction from the Vendor, and any discussions between the Vendor and the Purchaser regarding the transaction contemplated herein, are strictly confidential (the "Confidential Information");

(b)	that the Confidential Information received by the Purchaser or its representatives shall be used only for purposes of discussing and evaluating this transaction and for no other reason;

(c)	that the Confidential Information may not be used by the Purchaser or its representatives to the detriment of the Vendor;

(d)	that the Purchaser shall take all reasonable steps to safeguard and protect Confidential Information disclosed by the Vendor from any theft, loss, unauthorized access, unauthorized use or disclosure and accord it at least the same degree of confidential and proprietary treatment as it gives its own confidential and proprietary information;

(e)	that information contained in Confidential Information that becomes part of the business records of the Purchaser as a result of notes, e-mail, correspondence and reports prepared by the Purchaser in connection with the subject discussions, need not be returned or destroyed, provided, however, the above limits on disclosure and use shall nonetheless fully apply to all such business records;

(f)	that unless otherwise required by law, the Confidential Information received by the Purchaser shall only be disclosed to those of its representatives or advisors on a need-to-know basis and will notify such representatives who are provided any of the Confidential Information, or who are involved in such discussions or evaluation, or who may otherwise have occasion to view, handle, or obtain any Confidential Information, of the terms of this Agreement and their obligation to comply with each of them;

(g)	not to disclose any of the Confidential Information to any person, firm or corporation whatsoever other than to their respective professional advisors and consultants for the purpose of assisting the Purchaser in considering this transaction. Prior to making such disclosure to any such advisor, the Purchaser shall inform such person of the confidential nature of the Confidential Information, shall direct such person to treat the Confidential Information as being in the strictest confidence and shall require such person to agree to treat the Confidential Information as such;

(h)	that the provisions set out in Sections 7.01(a) to (h) herein shall survive this Agreement and shall continue to be binding on the Purchaser if the transaction contemplated herein is not completed; and

(i)	in the event the transaction contemplated herein is not completed, the Purchaser shall promptly return all Confidential Information received from the Vendor.

Section 7.02 Planning Act. This Agreement is subject to the express condition that this Agreement is effective only if the provisions of Section 50 of the Planning Act (Ontario), as amended from time to time, have been complied with.

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Section 7.03 Electronic Registration. The parties agree that this transaction will be closed using electronic registration and that it shall be conducted in accordance with the unamended terms of the Document Registration Agreement in effect on the Acceptance Date as adopted by the Joint Law Society of Ontario — Ontario Bar Association Committee on Electronic Registration of Title Documents. The Purchaser agrees to abide by, and to instruct the Purchaser's solicitor to abide by, the closing procedures set forth for electronic registration in the said Document Registration Agreement.

Section 7.04 Vendor's Closing Documents. On or before closing, subject to the provisions of this Agreement, the Vendor shall execute or cause to be executed and shall deliver or cause to be delivered to the Purchaser's solicitor the following:

(a)	Transfer of the Property in favour of the Purchaser with the Planning Act statements by the Vendor and the Vendor's solicitors included;

(b)	The Statement of Adjustments together with all documentation required to support the calculations contained therein;

(c)	A certificate of an officer of the Vendor confirming:

(i)	the Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

(ii)	that the warranties and representations contained in this Agreement are true correct as at the Closing date; and

(iii)	that the Property has not been used by the Vendor or any officer, director or shareholder as a matrimonial home as defined in the Family Law Act;

(d)	A Bill of Sale transferring any chattels to the Purchaser;

(e)	An Assignment of all of the Vendor's rights under all warranties and guarantees relating to the Property, in form and substance satisfactory to the Purchaser, acting reasonably, insofar as such rights can be assigned, together with the right in favour of the Purchaser to enforce any such unassignable warranties, guarantees or contractual benefits with any legal proceedings initiated by the Purchaser in the name of the Vendor with respect thereto subject to the Purchaser's indemnity of the Vendor regarding any legal costs relating to such legal proceedings;

(f)	A declaration of possession of a senior officer of the Vendor in a form acceptable to the Purchaser's solicitors, acting reasonably;

(g)	An assignment of any licences or permits required in connection with the operation of the Property;

(h)	Originals of the Vendor's Deliveries to the extent that they are in the Vendor's possession;

(i)	An undertaking and agreement with respect to re-adjustments of any item on or omitted from the Statement of Adjustments and to address any outstanding post-closing matters ("Undertaking Agreement");

(j)	Master keys, pass cards, all key cards and security code and like devices in the possession and control of the Vendor;

(k)	A bring down certificate with respect to the representations and warranties of the Vendor set out in Section 5.01 above;

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(l)	An estoppel certificate from any and all tenants under the Existing Leases;

(m)	Such further deeds, acts, things, certificates and assurances as may be required in the opinion of the Purchaser's solicitors, acting reasonably, in order to carry out the terms of this Agreement.

Section 7.05 Purchaser's Closing Documents. On or before closing, subject to the provisions of this Agreement, the Purchaser shall execute or cause to be executed and shall deliver or cause to be delivered to the Vendor's solicitor the following:

(a)	The Purchaser's counterpart of the Undertaking Agreement;

(b)	A certificate of an officer of the beneficial purchaser of the Property and an undertaking to file all required documents and to make any payments required to be made under the Excise Tax Act (Canada) in respect of the purchase of the Property, which shall include the Buyer's registration number under the Excise Tax Act (Canada) and indemnity in favour of the Vendor in respect thereof;

(c)	The Purchaser's counterpart of the Undertaking Agreement; and

(d)	Such further deeds, acts, things, certificates and assurances as may be required in the opinion of the Vendor's solicitors, acting reasonably, in order to carry out the terms of this Agreement.

All documentation shall be in form and substance acceptable to the Purchaser and the Vendor, acting reasonably and in good faith, provided that none of the Closing Documents shall contain covenants, representations or warranties that are in addition to those expressly set forth in this Agreement.

Section 7.06 Notice. Whenever notice is required, it shall be in writing and shall be either:

(i)	personally delivered;

(ii)	sent by prepaid registered mail or courier; or and

(iii)	transmitted by facsimile or email.

Any such notice shall be sent to the intended recipient at its address as follows:

in the case of the Vendor:	Address:	3600-888, 3rd Street SW
Calgary, AB, T2P 5C5
Canada
Fax No.:
	Email:	ncolvin@cannapharmarx.com
	Attention:	Dominic Colvin
President and CEO

with a copy to (Vendor's solicitor):	Address:	Suite 3810 - 888-3rd street SW,
Calgary AB, T2P 5C5
Fax No.:
	Email:	elow@cassels.com
	Attention:	Evan Low

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in the case of the Purchaser:	Address:	illegible

	Fax No.:	illegible
	Email:	illegible
	Attention:	Jit Lal Sharma

with a copy to (Purchaser's solicitor):	Address:	106-3410 South Service Road
Burlington, Ontario, L7N 3T2
	Fax No.:	289-812-1027
	Email:	sgill@oakmontlaw.com
	Attention:	Sharoon J. Gill

Any party may from time to time change its address by written notice to the other party given in accordance with the provisions of this Section 7.06. Any notice given by personal delivery, registered mail or courier shall be deemed to be received on the date of delivery. Any notice sent by facsimile or email shall be deemed to be received on transmission. If notice is received on a day which is not a business day, then such notice shall be deemed to have been received on the next succeeding business day.

Section 7.07 Tender. Tender may be validly and effectively made upon the designated solicitors for the party being tendered upon. Payment must be made or tendered by cash or by certified cheque drawn on any Canadian chartered bank or trust company.

Section 7.08 Time of the Essence. The parties expressly declare that time shall be of the essence in all respects hereof except as expressly provided otherwise.

Section 7.09 Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof.

Section 7.10 Assignment. The Purchaser shall have the right, in its sole and absolute discretion, at any time prior to Closing, to assign this Agreement and all benefits contained herein to any person, corporation, limited partnership, partnership or any other entity, whether or not presently in existence, without prior notice to the Vendor. Upon the assignment of this Agreement, the Purchaser herein named shall stand released from all further liability hereunder and shall have no further obligations, duties or responsibilities with respect to this Agreement.

Section 7.11 Binding. All of the covenants and agreements contained in this Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns and shall enure to the benefit of and be enforceable by the parties and their respective heirs, executors, administrators, successors and permitted assigns pursuant to the terms and conditions of this Agreement.

Section 7.12 Entire Agreement. This Agreement, together with any agreements, instruments, certificates and other documents contemplated to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and, except as stated in this Agreement or in the agreements, instruments, certificates and other documents to be executed and delivered pursuant to this Agreement, contains all of the representations, undertakings and agreements of the parties. This Agreement supersedes all prior negotiations, discussions or agreements between the parties, whether written or verbal. There are no representations, warranties, agreements or inducements in connection with this Agreement or this transaction, except as set forth in this Agreement including the Schedules hereto.

Section 7.13 Gender. This Agreement of Purchase and Sale and its acceptance shall be read with all changes of gender or number as required by the context hereof.

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Section 7.14 Adjustments.

(a)	Save as otherwise expressly provided for herein, the adjustments (the "Adjustments") shall include all operating costs, realty taxes, local improvements rates and charges, water and assessment rates, current rents (but specifically excluding arrears), utility deposits (including replacement letters of credit or letters of guarantee therefor), and other adjustments established by the usual practice for the purchase. and sale of similar property. In addition, the Adjustments shall include the other matters referred to in this Agreement, which are stated to be the subject of adjustment and shall exclude the other matters in this Agreement, which are stated not to be the subject of adjustment. The Vendor shall deliver to the Purchaser at least five (5) Business Days prior to the Closing Date a draft Statement of Adjustment.

(b)	Adjustments shall be made as of the Closing Date. From and after the Closing Date, the Purchaser shall be responsible for (expect as otherwise provided in this Agreement) all expenses and shall be entitled to all income from the Property. The Vendor shall be responsible for all expenses and entitled to all income from the Property for that period ending on the day prior to the Closing Date. Arrears of rent as of the Closing Date are the responsibility of and are to be collected by the Vendor and Adjustments shall be made without reference to arrears.

(c)	If any item subject to adjustment cannot be determined on Closing, an estimate shall be made for purposes of Closing and a final adjustment shall be made when the particular item can be determined which in any event shall not be later than six (6) months following the Closing Date.

Section 7.16 Items to be Paid by the Vendor. The Vendor and the Purchaser hereby acknowledge and agree that the Vendor shall pay and be responsible and liable for the following amounts, to the extent such amounts are payable prior to the Closing Date:

(a)	any outstanding real estate or leasing commissions payable in connection with the Existing Leases;

(b)	any tenant inducements or tenant allowances;

(e)	realty taxes incurred or arising in respect of or for the period prior to the Closing Date; and

(d)	all other costs and expenses that the Vendor would be required to pay as the owner of the Property and as landlord.

Section 7.16 HST. No harmonized sales tax ("HST") shall be paid by the Purchaser to the Vendor with respect to the purchase by the Purchaser of the Property provided that the Purchaser provides to the Vendor on or prior to the Closing Date a certificate of the Purchaser, in the form provided by the Vendor, containing, among other things, the Purchaser's registration number for the purposes of GSTIHST imposed under the Excise Tax Act. In the event that the Purchaser is not so registered, it shall pay to the Vendor on the Closing Date, HST in addition to the Purchase Price.

Section 7.17 Insurance. All buildings on the property and all other things being purchased shall be and remain until Closing at the risk of Vendor. Pending Closing, the Vendor shall hold all insurance policies, if any, and the proceeds thereof in trust for the parties as their interests may appear and in the event of substantial damage, the Purchaser may either terminate this Agreement and have all monies paid returned without interest or deduction or else take the proceeds of any insurance and complete the purchase. No insurance shall be transferred on completion.

Section 7.18 Electronic Counterpart. This Agreement may be executed electronically and in any number of counterparts, each of which counterparts so executed shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

Section 7.19 Business Day. A Business Day means a day in the week other than a Saturday, Sunday or any other day which is a statutory holiday in the Province of Ontario. if any date referred to in this Agreement falls on a day that is not a Business Day, it shall be deemed to be the next Business Day following such date.

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Section 7.20 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 7.21 Severability. If any provision contained in this Agreement other than a provision respecting an obligation that forms a material part of the consideration for this Agreement, or the application to any person or circumstance of such a provision shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected, and each provision of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

Section 7.22 Non-merger. Unless specifically stated otherwise, the covenants, representations, warranties and indemnities set forth in this Agreement shall not merge in, but be deemed to apply to, all assignments, conveyances, transfers and other documents conveying the Property to the Purchaser or otherwise provided with respect to the transactions herein, despite the actual terms of such agreements, notwithstanding any rule of law, equity or statute to the contrary, and all such rules are hereby waived.

Section 7.23 Schedules. The following Schedules attached hereto form part of this Agreement:

Schedule "A" — The Property

Schedule "B" — Authorization and Direction
Schedule “C” — Right to Show

Schedule “D” — Seller’s condition

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Purchaser has executed this Agreement this 22nd day of December, 2020.

JUST IN TIME CAPITAL INC.

Per:	/s/ signature illegible
Name:
Title:

I have authority to bind the corporation

IN WITNESS WHEREOF, the Purchaser has executed this Agreement this 6th day of January, 2021.

ALTERNATIVE MEDICAL SOLUTIONS INC.

Per:	/s/ Dominic Colvin
Name: Dominic Colvin
Title: President and CEO

I have authority to bind the corporation

JUST IN TIME CAPITAL INC.

Per:	/s/ signature illegible
Name:
Title:

I have authority to bind the corporation

CONFIRMATION OF ACCEPTANCE: Notwithstanding anything contained herein to the contrary, the undersigned confirm this Agreement with all its changes both typed and written was finally accepted by all parties the ______ day of ___________, 20___ (the “Acceptance Date”).

ALTERNATIVE MEDICAL SOLUTIONS INC.		JUST IN TIME CAPITAL INC.

Per:	/s/ Dominic Colvin	Per:	/s/ signature illegible
	Name: Dominic Colvin		Name:
	Title: President and CEO		Title:

	I have authority to bind the corporation		I have authority to bind the corporation

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SCHEDULE “A”

THE PROPERTY

THE PROPERTY
Legal Description	PT LT 7 CON 2 SDR BENTINCK PTS 2 AND 3 16R10457; TOWN OF HANOVER
PIN No.	37211-0962
Municipal Address	595 1st Street Hanover, Ontario

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SCHEDULE “B”

AUTHORIZATION AND DIRECTION

TO:	All Governmental, Quasi-Governmental and Other Agencies having jurisdiction over the Property

RE:	JUST IN TIME CAPITAL INC. (the "Purchaser") purchase from ALTERNATIVE MEDICAL SOLUTIONS INC. (the "Owner")

Municipal Address:	595 1st Street, Hanover, Ontario (the "Property")

Legal Description:	PT LT 7 CON 2 SDR BENTINCK PTS 2 and 3 16R10457; TOWN OF HANOVER

PIN No.:	37211-0962

THE OWNER hereby authorizes and directs you to release true copies of any information in your files with respect to the Property including results of past inspection visits and copies of any deficiency notices, to the Purchaser, or its solicitors _____________________________

AND FOR SO DOING a signed facsimile or other copy of this Authorization and Direction shall be your good and sufficient authority. Please note that this Authorization and Direction does not authorize nor permit any inspection of the Property.

THIS AUTHORIZATION is not a request for, and shall not authorize, any inspection of the Property.

ANY ADDRESSEE may rely on an executed copy of this Authorization and Direction delivered by electronic transmission, including via facsimile or internet transmission, as if such executed copy were an original document.

DATED this day of___________________ 20_____

ALTERNATIVE MEDICAL SOLUTIONS INC.

Per: _____________________________________

       Name:

       Title:

       I have authority to bind the corporation

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SCHEDULE “C”

This Schedule is attached to and forms part of the Agreement of Purchase and Sale dated December 22, 2020 (the "Purchase Agreement"),

BETWEEN:	ALTERNATIVE MEDICAL SOLUTIONS INC. , as vendor (hereinafter referred to as the "Vendor")

AND:	JUST IN TIME CAPITAL INC. , as purchaser
(hereinafter referred to as the "Purchaser")

for the purchase and sale of 595 1st Street, Hanover, Ontario (the "Property")

All capitalized terms used herein shall bear the same meaning as prescribed to them in the Purchase Agreement, unless otherwise defined herein.

1.	RIGHT TO SHOW. The Vendor hereby agrees that after the acceptance date the Purchaser shall be permitted (i) to advertise or list for lease the Property, or any part thereof; (ii) to show the Property to prospective tenants; (Hi) and to permit anyone having written authority of the Purchaser to view the Property at reasonable hours, provided, that any lease agreement(s) that the Purchaser may enter into with such prospective tenants shall be conditional upon the completion of the transaction contemplated in the Purchase Agreement.

SIGNED the 22nd day of December, 2020

ALTERNATIVE MEDICAL SOLUTIONS INC.		JUST IN TIME CAPITAL INC.

Per:	/s/ Jit Lal Sharma	Per:
	Name: Jit Lal Sharma		Name:
	Title: President		Title:

	I have authority to bind the corporation		I have authority to bind the corporation

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OREA Ontario Real Estate Association

Form 105
for use in the Province of Ontario

Schedule D
Agreement of Purchase and Sale

BUYER: Just In Time Capital Inc., and

SELLER: Alternative Medical Solutions Inc.

for the property known as 595 1st Street, Hanover, ON

dated the 22 day of December, 20 20

Sellers Condition:

This Offer shall be conditional until 8pm (EST) Friday January ~~8th~~ 11th, 2021 on the Seller obtaining Board Approval and a satisfactory Settlement Agreement to sell the property in their sole and absolute discretion. Unless the Seller gives notice in writing to the Buyer in accordance with the methods described herein, this offer shall be null and void, and the deposit returned to the Buyer in full, without deductions, interest, or penalty. This condition is included for the benefit of the Seller and may be waived at their sole discretion.

This form must be initialed by all parties to the Agreement of Purchase and Sale.

INITIALS OF BUYER(S): ( )

INITIALS OF SELLER(S): ( )

The trademarks REALTOR®, REALTORS®, MLS®, Multiple Listing Services® and associated logos are owned or controlled by The Canadian Real Estate Association (CREA) and identify the real estate professionals who are members of CREA and the quality of services they provide. Used under license.
© 2020, Ontario Real Estate Association ("OREA"). All rights reserved. This form was developed by OREA for the use and reproduction by its members and licensees only. Any other use or reproduction is prohibited except with prior written consent of OREA. Do not alter when printing or reproducing the standard pre-set portion. OREA bears no liability for your use of this form.

Form 105 Revised 2018 **Page 1 of 1**

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